Exhibit 107
Calculation of Filing Fee Tables
S-3
Ionis Pharmaceuticals, Inc.
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	1	Equity	Common stock, par value $0.001 per share	457(r)	13,225,000	$ 43.50	$575,287,500.00	$0.0001476	$84,912.44

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts:					$575,287,500.00		$84,912.44

		Total Fees Previously Paid:							$0.00

		Total Fee Offsets:							$0.00

		Net Fee Due:							$84,912.44
Offering Note

1
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form
S-3
(File
No. 333-275741)
on November 24, 2023 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

Includes
1,725,000
shares of common stock that the underwriters have an option to purchase.